Exhibit 2.3

Execution Version

EXPENSES REIMBURSEMENT AGREEMENT

dated as of March 9, 2020

between

AON PLC

and

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

i

EXPENSES REIMBURSEMENT AGREEMENT

THIS EXPENSES REIMBURSEMENT AGREEMENT (this “Agreement”), dated as of March 9, 2020, between Aon plc, a company incorporated under the laws of England and Wales, with a registered company number 07876075 (“Aon” or “Aon UK”), and Willis Towers Watson Public Limited Company, an Irish public limited company (“WTW”).

WHEREAS, Aon has agreed to make an offer to acquire WTW on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement, and WTW and Aon have each agreed to reimburse the other for certain third party costs and expenses incurred and to be incurred by Aon and/or its Subsidiaries, or WTW and/or its Subsidiaries, as the case may be, for the purposes of, in preparation for or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances; and

WHEREAS, Aon UK shall cause Aon Ireland to assume the rights and obligations of Aon UK arising under this Agreement concurrently with or immediately following the Aon CSA (the “Assumption”) and, as a result, when used herein, “Aon” shall mean Aon UK prior to the consummation of the Assumption, and Aon Ireland from and after the consummation of the Assumption.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement the following words and expressions have the following meanings:

“Acquisition” means the proposed acquisition by Aon of WTW by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Aon of the aggregate Scheme Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in the Transaction Agreement.

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with, the Act and every statutory modification and reenactment thereof for the time being in force.

“Actions” has the meaning given to that term in Section 4.1.

“Agreement” has the meaning given to that term in the Preamble.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Aon” has the meaning given to that term in the Preamble.

“Aon Board” shall mean, prior to the consummation of the Required Assignment, the board of directors of Aon UK, and, following the consummation of the Required Assignment, the board of directors of Aon Ireland.

“Aon Breach Termination” has the meaning given to that term in Section 3.2(a)(ii)(1).

“Aon Competing Proposal” means any bona fide, written proposal or offer made by a Person or group (other than a proposal or offer by WTW or any of the WTW Subsidiaries or any of its Concert Parties or any person Acting in Concert with Aon pursuant to Rule 2.5 of the Takeover Rules) at any time which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer, scheme of arrangement, takeover offer, or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of Aon and the Aon Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of Aon’s most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of Aon and the Aon Subsidiaries taken as a whole or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of Aon, in each case other than the Acquisition.

“Aon CSA” means the transaction pursuant to which, after Aon Ireland converts to a public limited company in Ireland, Aon UK will become a wholly-owned subsidiary of Aon Ireland, and Aon Ireland will become the publicly traded parent company of Aon UK, by means of a Cancellation Scheme of Arrangement under Part 26 of the UK Companies Act 2006, as set forth in the proxy statement filed by Aon UK with the SEC on December 20, 2019.

“Aon EGM” means the extraordinary general meeting of the Aon Shareholders (and any adjournment or postponement thereof) to be convened for the purpose of seeking the Aon Shareholder Approval.

“Aon Group” means Aon and all of its Subsidiaries.

“Aon Ireland” means Aon Limited, a company incorporated in Ireland and (i) prior to the Aon CSA, a wholly owned subsidiary of Aon UK and (ii) following the Aon CSA, the publicly traded parent company of Aon UK.

“Aon Payment Events” has the meaning given to that term in Section 3.2(a).

“Aon Reimbursement Cap” has the meaning given to that term in Section 3.1(a).

“Aon Reimbursement Payments” has the meaning given to that term in Section 3.1(a).

“Aon Shareholder Approval” means the approval by holders of Aon Shares representing a majority of the votes cast at the Aon EGM in favor of the issuance of the aggregate Scheme Consideration pursuant to the Acquisition; provided that the total votes cast on such proposal represent over 50% of the Aon Shares entitled to vote on such proposal.

“Aon Shareholders” means the holders of Aon Shares.

“Aon Shares” means the Class A ordinary shares of Aon, nominal value $0.01 per share.

“Aon UK” has the meaning given to that term in the Preamble.

“Assumption” has the meaning given to that term in the Preamble.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland or New York, New York are authorized or required by applicable Law to be closed.

“Completion Date” shall have the meaning set forth in the Transaction Agreement.

“Concert Parties” means such Persons as are deemed to be Acting in Concert (as defined in the Irish Takeover Panel Act 1997) with Aon or WTW, as the case may be, pursuant to Rule 3.3 of Part A of the Takeover Rules.

“Conditions” means the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Appendix 3 of the Rule 2.5 Announcement, and “Condition” means any one of the Conditions.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of 18 February, 2020 by and between Aon and WTW, as the same may be amended from time to time.

“Court Meeting” means the meeting or meetings of the WTW Shareholders or, if applicable, the meeting or meetings of any class or classes of WTW Shareholders (and, in each case, any adjournment or postponement thereof) convened by (i) resolution of the WTW Board or (ii) order of the High Court, in either case, pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment).

“Court Meeting Resolution” means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, and, for the avoidance of doubt, including the Irish Takeover Panel.

“Group” means a “group” as defined in Section 13(d) of the United States Securities Exchange Act of 1934.

“High Court” means the High Court of Ireland.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Irish Matters” has the meaning given to that term in Section 4.1.

“Irrecoverable VAT” means in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with applicable VAT Laws.

“Law” means any statute, code, rule, regulation, Order, or ordinance or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter, including the Takeover Panel Act and the Takeover Rules.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Outside Date” shall have the meaning set forth in the Transaction Agreement.

“Parties” means WTW and Aon and “Party” shall mean either WTW, on the one hand, or Aon, on the other hand (as the context requires).

“Payment Event” shall mean either an Aon Payment Event, on the one hand, or a WTW Payment Event, on the other hand (as the context requires).

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland.

“Reimbursement Payment” shall mean either an Aon Reimbursement Payment, on the one hand, or a WTW Reimbursement Payment, on the other hand (as the context requires).

“Representatives” means, when used with respect to Aon or WTW, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Aon or WTW, as applicable, and its Subsidiaries.

“Requesting Party” has the meaning given to that term in Section 3.4.

“Required Assignment” has the meaning given to that term in Section 4.2.

“Rule 2.5 Announcement” means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules for the purposes of the Acquisition, in the form agreed to by or on behalf of the Parties.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Acquisition pursuant to the Transaction Agreement, on such terms and in such form as is consistent with the terms agreed to by the Parties as set out in the Rule 2.5 Announcement, including any revision thereof as may be agreed between the Parties in writing, and, if required, by the High Court.

“Scheme Consideration” means 1.08 of an Aon Share in respect of each WTW Share subject to the Scheme (as may be adjusted pursuant to Section 2.1(d)(v) of the Transaction Agreement).

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Offer” means an offer in accordance with Section 3.6 of the Transaction Agreement for the entire issued share capital of WTW (other than any WTW Shares beneficially owned by Aon or any Aon Subsidiary (if any) and any WTW Shares held by any WTW Subsidiary) including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Document or (as the case may be) any revised offer documents.

“Takeover Offer Document” means, if, following the date of the Transaction Agreement, Aon elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6 of the Transaction Agreement, the document to be despatched to WTW Shareholders and others by Aon containing, among other things, the Takeover Offer, the Conditions (except as Aon determines pursuant to and in accordance with Section 3.6 of the Transaction Agreement not to be appropriate in the case of a Takeover Offer) and certain information about Aon and WTW and, where the context so requires, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of laws relating to Taxes (including the United States Internal Revenue Service, Her Majesty’s Revenue and Customs, and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

“Transaction Agreement” means the Business Combination Agreement dated as of the date hereof, by and between WTW and Aon.

“Transactions” means the transactions contemplated by the Transaction Agreement.

“VAT” means any Tax imposed by the United Kingdom or by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any Tax similar to or replacing the same.

“VAT Group” means a VAT grouping arrangement under applicable VAT Laws.

“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching this Agreement was the conscious object of the act or failure to act. For the avoidance of doubt, and without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Transactions after the applicable Conditions have been satisfied or waived (other than the Conditions that by their nature are to be satisfied or waived on the Completion Date) shall constitute a Willful Breach of the Transaction Agreement.

“WTW” has the meaning given to that term in the Preamble.

“WTW Board” means the board of directors of WTW.

“WTW Breach Termination” has the meaning given to that term in Section 3.2(b)(ii)(1).

“WTW Competing Proposal” means any bona fide, written proposal or offer made by a Person or group (other than a proposal or offer by Aon or any of the Aon Subsidiaries or any of its Concert Parties or any person Acting in Concert with Aon pursuant to Rule 2.5 of the Takeover Rules) at any time which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer, scheme of arrangement, takeover offer, or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of WTW and WTW Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of WTW’s most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of WTW and WTW Subsidiaries taken as a whole or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of WTW, in each case other than the Acquisition.

“WTW EGM” means the extraordinary general meeting of the WTW Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded (it being understood that if the Court Meeting is adjourned or postponed, the WTW EGM shall be correspondingly adjourned or postponed).

“WTW EGM Resolutions” means, collectively, the following resolutions to be proposed at the WTW EGM: (i) an ordinary resolution to approve the Scheme and to authorize the WTW Board to take all such action as it considers necessary or appropriate to implement the Scheme; (ii) a special resolution amending the WTW Memorandum and Articles of Association in accordance with Section 4.5 of the Transaction Agreement (the resolutions described in the foregoing clauses (i) through (ii), the “Required WTW EGM Resolutions”); (iii) an ordinary resolution to approve any motion by the Chairperson of the WTW Board to adjourn or postpone the WTW EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the WTW EGM to approve the Scheme or any of the Required WTW EGM Resolutions to be approved; and (iv) any other resolutions as WTW reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Aon (such approval not to be unreasonably withheld, conditioned or delayed).

“WTW Group” means WTW and all of its Subsidiaries.

“WTW Payment Events” has the meaning given to that term in Section 3.2(b).

“WTW Reimbursement Cap” has the meaning given to that term in Section 3.1(b).

“WTW Reimbursement Payments” has the meaning given to that term in Section 3.1(b).

“WTW Shareholder Approval” means (i) the approval of the Scheme by a number of members of each class of WTW Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing at least (A) seventy five percent (75%) in value and (B) fifty percent (50%) in number of the WTW Shares of that class held by WTW Shareholders who are members of that class and that are present and voting either in person or by proxy, at the Court Meeting (or at any adjournment or postponement of such meeting) and (ii) the Required WTW EGM Resolutions being duly passed by the requisite majorities of WTW Shareholders at the WTW EGM (or at any adjournment or postponement of such meeting).

“WTW Shareholders” means the holders of WTW Shares.

“WTW Shares” means the ordinary shares of WTW, nominal value US$0.000304635 per share.

ARTICLE 2

PRE-CONDITION

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

ARTICLE 3

REIMBURSEMENT

Section 3.1 Reimbursement Payments. Subject to Article 2 and to the other provisions of this Agreement:

(a) WTW agrees to pay to Aon, if any Aon Payment Event occurs, an amount equal to all documented, specific, quantifiable third party costs and expenses incurred, directly or indirectly, by Aon and/or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence and the engagement of third party Representatives to assist in the process (the payments provided for in this Section 3.1(a), the “Aon Reimbursement Payments”); provided, that the aggregate gross amount payable to Aon pursuant to this Agreement (including, for the avoidance of doubt, the Irrecoverable VAT referred to in this Section) shall not, in any event, exceed $300,400,000 (the “Aon Reimbursement Cap”). The amount payable by WTW to Aon under this Section 3.1(a) will exclude any amounts in respect of VAT incurred by Aon and/or its Subsidiaries, or on their behalf, properly attributable to such third party costs other than Irrecoverable VAT incurred by Aon and/or its Subsidiaries, or on their behalf, in respect of such costs.

(b) Aon agrees to pay to WTW, if any WTW Payment Event occurs, an amount equal to all documented, specific, quantifiable third party costs and expenses incurred, directly or indirectly, by WTW and/or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence and the engagement of third party Representatives to assist in the process (the payments provided for in this Section 3.1(b), the “WTW Reimbursement Payments”); provided, that the aggregate gross amount payable to WTW pursuant to this Agreement (including, for the avoidance of doubt, the Irrecoverable VAT referred to in this Section) shall not, in any event, exceed $300,400,000 (the “WTW Reimbursement Cap”). The amount payable by Aon to WTW under this Section 3.1(b) will exclude any amounts in respect of VAT incurred by WTW and/or its Subsidiaries, or on their behalf, properly attributable to such third party costs other than Irrecoverable VAT incurred by WTW and/or its Subsidiaries, or on their behalf, in respect of such costs.

Section 3.2 Payment Events.

(a) The “Aon Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(i) the Transaction Agreement is terminated (in accordance with Section 9.1 of the Transaction Agreement):

(1)	by Aon, prior to receipt of the WTW Shareholder Approval, if the WTW Board shall have effected a WTW Change of Recommendation under Section 7.3 of the Transaction Agreement; or

(ii) all of the following occur:

(1)

the Transaction Agreement is terminated (x) by Aon if WTW breached or failed to perform any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (1) would have resulted in a failure of Conditions 4 (i) or (ii) and (2) was not reasonably capable of being cured by the Outside Date or, if curable, was not cured by the earlier of (A) the Outside Date and (B) 45 days following written notice by Aon Ireland or Aon UK thereof (such termination, a “Aon Breach Termination”) or (y) by Aon Ireland or Aon UK or WTW, if the Court Meeting or the WTW EGM was completed and the Court Meeting Resolution or the Required WTW EGM Resolutions, as applicable, were not approved by the requisite majorities; and

(2)

prior to the Court Meeting, a WTW Competing Proposal was publicly disclosed or publicly announced (or, in the case of an Aon Breach Termination, was made publicly or privately to the WTW Board), or any person shall have publicly announced an intention (whether or not conditional) to make a WTW Competing Proposal (it being understood that, for purposes of this Section 3.2(a)(ii)(2) and Section 3.2(a)(ii)(3) below, references to “twenty percent (20%)” in the definition of WTW Competing Proposal shall be deemed to refer to “fifty percent (50)%”); and

(3)

(x) a WTW Competing Proposal is consummated within twelve months after such termination, or (y) a definitive agreement providing for a WTW Competing Proposal is entered into within twelve months after such termination and is subsequently consummated, in the case of each of clauses (x) and (y), regardless of whether such WTW Competing Proposal is the same WTW Competing Proposal referred to in Section 3.2(a)(ii)(2).

(b) The “WTW Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(i) the Transaction Agreement is terminated (in accordance with Section 9.1 of the Transaction Agreement):

(1)	by WTW, prior to receipt of Aon Shareholder Approval, if the Aon Board shall have effected an Aon Change of Recommendation under Section 7.4 of the Transaction Agreement; or

(ii) all of the following occur:

(1)

the Transaction Agreement is terminated (x) by WTW if Aon breached or failed to perform any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (1) would have resulted in a failure of Conditions 5 (i) or (ii) and (2) was not reasonably capable of being cured by the Outside Date or, if curable, was not cured by the earlier of (A) the Outside Date and (B) 45 days following written notice by WTW thereof (such termination, a “WTW Breach Termination”) or (y) by WTW or Aon, if the Aon Shareholder Approval was not obtained at the Aon EGM or at any adjournment or postponement thereof; and

(2)

prior to the Aon EGM, an Aon Competing Proposal was publicly disclosed or publicly announced (or, in the case of a WTW Breach Termination, was made publicly or privately to the Aon Board), or any person shall have publicly announced an intention (whether or not conditional) to make an Aon Competing Proposal (it being understood that, for purposes of this Section 3.2(b)(ii)(2) and Section 3.2(b)(ii)(3) below, references to “twenty percent (20%)” in the definition of Aon Competing Proposal shall be deemed to refer to “fifty percent (50)%”); and

(3)

(x) an Aon Competing Proposal is consummated within twelve months after such termination, or (y) a definitive agreement providing for an Aon Competing Proposal is entered into within twelve months after such termination and is subsequently consummated, in the case of each of clauses (x) and (y), regardless of whether such Aon Competing Proposal is the same Aon Competing Proposal referred to in Section 3.2(b)(ii)(2).

Section 3.3 Requests for Reimbursement. Each request by Aon, or WTW, as the case may be, for a Reimbursement Payment shall be (a) submitted in writing to the other Party no later than 60 calendar days following the occurrence of the applicable Payment Event; (b) accompanied by written invoices or written documentation supporting the request for such Reimbursement Payment; and (c) subject to compliance with Section 3.3(b), satisfied in full by payment in full by WTW to Aon, or Aon to WTW, as the case may be, in cleared, immediately available funds within seven calendar days following such receipt of such invoices or documentation.

Section 3.4 VAT. Aon and WTW consider that any Reimbursement Payments payable hereunder do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable endeavours to secure that any Reimbursement Payments should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines in writing that any Reimbursement Payment made by Aon or WTW, as the case may be, is consideration for a taxable supply and that WTW or Aon, as the case may be (or any member of a VAT Group of which WTW or Aon is a member), is liable to account to a Tax Authority for VAT in respect of such supply and such VAT is Irrecoverable VAT, then:

(a) in the case of an Aon Reimbursement Payment:

(i) such Aon Reimbursement Payment shall be deemed to be exclusive of any VAT and any VAT shall be due and payable by WTW or the relevant member of a VAT Group of which WTW is a member in addition to the Aon Reimbursement Payment, in accordance with applicable VAT Law (subject to the provisions of Sections 3.4(a)(ii) and 3.4(a)(ii) below);

(ii) the sum of the total amount payable by WTW by way of any Aon Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the Aon Reimbursement Payment is determined by a Tax Authority to be consideration (“WTW Irrecoverable VAT”), shall not exceed the Aon Reimbursement Cap and the total amount of the Aon Reimbursement Payment shall be reduced to ensure such; and

(iii) to the extent that WTW has already paid amounts in respect of any Aon Reimbursement Payment the sum of which, when combined with any WTW Irrecoverable VAT, exceeds the Aon Reimbursement Cap, Aon shall, as soon as practicable, repay to WTW, by way of a reduction in the amount of the Aon Reimbursement Payment, an amount necessary to ensure that the sum of the total remaining Aon Reimbursement Payment combined with any WTW Irrecoverable VAT arising in connection with such does not exceed the Aon Reimbursement Cap.

(b) in the case of a WTW Reimbursement Payment:

(i) such WTW Reimbursement Payment shall be deemed to be exclusive of any VAT and any VAT shall be due and payable by Aon or the relevant member of a VAT Group of which Aon is a member in addition to the WTW Reimbursement Payment, in accordance with applicable VAT Law (subject to the provisions of Sections 3.4(b)(ii) and 3.4(b)(iii) below);

(ii) the sum of the total amount payable by Aon by way of any WTW Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the WTW Reimbursement Payment is determined by a Tax Authority to be consideration (“Aon Irrecoverable VAT”), shall not exceed the WTW Reimbursement Cap and the total amount of the WTW Reimbursement Payment shall be reduced to ensure such; and

(iii) to the extent that Aon has already paid amounts in respect of any WTW Reimbursement Payment the sum of which, when combined with any Aon Irrecoverable VAT, exceeds the WTW Reimbursement Cap, WTW, as soon as practicable, shall repay to Aon, by way of a reduction in the amount of the WTW Reimbursement Payment, an amount necessary to ensure that the sum of the total remaining WTW Reimbursement Payment combined with any Aon Irrecoverable VAT arising in connection with such does not exceed the WTW Reimbursement Cap.

Each Party shall (and shall procure that any applicable member of the Aon Group or WTW Group, as the case may be, shall) accommodate any reasonable action that the other Party requests (such Party, the “Requesting Party”), in writing and without delay, to avoid, dispute, defend, resist, appeal or compromise any determination of a Tax Authority that the applicable Reimbursement Payment is consideration for a taxable supply for VAT purposes and/or that the Requesting Party or any member of the WTW Group or the Aon Group, as the case may be, is liable to account to the relevant Tax Authority for VAT in respect of such supply and/or that all or any part of such VAT is Irrecoverable VAT.

Section 3.5 Recovered VAT.

(a) If Aon makes any payments to WTW under Section 3.4, and after making such a payment, WTW recovers all, or any part, of the WTW Irrecoverable VAT paid in connection therewith from the relevant Tax Authority, WTW shall notify Aon without delay and, as soon as practicable, repay to Aon the lesser of:

(i) The amount recovered (whether by way of credit or refund) from the Tax Authority (net of any fees and expenses incurred in securing that recovery); and

(ii) the sum paid by Aon to WTW under Section 3.4.

(b) If WTW makes any payments to Aon under Section 3.4, and after making such a payment, Aon recovers all, or any part, of the Aon Irrecoverable VAT paid in connection therewith from the relevant Tax Authority, Aon shall notify WTW without delay and, as soon as practicable, repay to WTW the lesser of:

(i) the amount recovered (whether by way of credit or refund) from the Tax Authority (net of any fees and expenses incurred in securing that recovery); and

(ii) the sum paid by WTW to Aon under Section 3.4.

ARTICLE 4

GENERAL

Section 4.1 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, claims, actions, suits or proceedings (collectively, “Actions”) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction; provided, however, that the Laws of Ireland shall apply solely to the extent any provision hereof, or transaction contemplated hereby, is required by the Laws of Ireland to be governed by, and construed in accordance with, the Laws of Ireland (such provisions or transactions, the “Irish Matters”).

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any Action or arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the forgoing, any Irish Matter shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.

Section 4.2 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party (whether by operation of Law or otherwise); provided, however, that, WTW shall be deemed to have consented to the Assumption in accordance with the terms of this Section 4.2. Concurrently with or immediately following the Aon CSA, Aon UK will assign, and Aon UK shall cause Aon Ireland to assume, all of Aon UK’s rights and obligations under this Agreement to Aon Ireland, which such assignment shall not require the prior written consent of WTW (such assignment, the “Required Assignment”). Upon consummation of the Required Assignment, all references herein to Aon shall be deemed to be references to “Aon Ireland” and “Aon Ireland” shall have all the rights of Aon and shall be obligated to and shall pay, perform, and discharge all obligations of Aon under this Agreement.

Section 4.3 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 4.4 Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied or sent by email transmission (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Aon (prior to the Assumption), to:

Aon plc

Aon Center

200 East Randolph Street

Chicago, Il 60601

Attention: Darren Zeidel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Charles K. Ruck

Bradley C. Faris

Email: charles.ruck@lw.com

bradley.faris@lw.com

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

United Kingdom

Attention: Julian Long

Email: Julian.long@freshfields.com

if to Aon (following the Assumption), to:

Aon Limited

Aon Center

200 East Randolph Street

Chicago, Il 60601

Attention: Darren Zeidel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Charles K. Ruck

Bradley C. Faris

Email: charles.ruck@lw.com

bradley.faris@lw.com

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

United Kingdom

Attention: Julian Long

Email: Julian.long@freshfields.com

and if to WTW, to:

Willis Towers Watson Public Limited Company

200 Liberty Street

New York, New York 10281

Attention: Matthew Furman

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Matthew J. Gilroy

Amanda Fenster

Email: michael.aiello@weil.com

matthew.gilroy@weil.com

amanda.fenster@weil.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

401 9th Avenue

New York, New York 10001

Attention: Joseph A. Coco

Todd E. Freed

Email:  Joseph.Coco@skadden.com

Todd.Freed@skadden.com

Section 4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Acquisition is fulfilled to the extent possible.

Section 4.6 Amendments. No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each Party.

Section 4.7 Due Authorization. Each Party hereto represents and warrants to the other that it has all requisite power and authority to enter into this Agreement, and assuming execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligation of that Party.

Section 4.8 Transaction Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Transaction Agreement, this Agreement shall control.

Section 4.9 Willful Breach. Upon a Party becoming entitled to a Reimbursement Payment, Aon or WTW, as the case may be, shall have no further liability in connection with the valid termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay such Reimbursement Payments pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to WTW or Aon, as the case may be, its Subsidiaries or its shareholders; provided, that nothing herein shall release any Party from liability (including any monetary damages or other appropriate remedy) for Willful Breach, for fraud or as provided for in the Confidentiality Agreement.

Section 4.10 Construction. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (iv) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (v) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (vi) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vii) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (viii) references to any Person include the successors and permitted assigns of that Person; (ix) references to “dollars” and “$” means U.S. dollars; (x) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xi) any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term; (xii) references to times are to New York City times unless otherwise specified; and (xiii) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

[GALILEO SIGNATURE BLOCK]

[Signature Page to Expenses Reimbursement Agreement]

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

[DAVINCI SIGNATURE BLOCK]

[Signature Page to Expenses Reimbursement Agreement]